EXHIBIT 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-1

(Form Type)

TPT GLOBAL TECH, INC.

(Exact Name of Registrant as Specified in its Charter)

Registrant Name in English, if applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, par value $0.001 per share	$50,000,002	$7,380
Common stock issuable upon exercise of Representative’s overallotment (2)	$5,000,002	$738
TOTAL	$55,000,004	$8,118

__________

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes 769,231 shares of common stock, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.